Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE Date Submitted: May 12, 2005 NASDAQ Symbol: FBMI Samuel G. Stone	Contacts: Thomas R. Sullivan President & Chief Executive Officer (989) 466-7347 Executive Vice President & Chief Financial Officer (989) 466-7325

Firstbank Corporation and Keystone Financial Corporation Agree to Merge

Alma, MI, May 12, 2005, (Nasdaq: FBMI) — Mr. W. Ford Kieft III, Chairman, President and Chief Executive Officer of Keystone Financial Corporation, and its wholly owned subsidiary Keystone Community Bank (Keystone), Kalamazoo, Michigan, and Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, Alma, Michigan, jointly announced the execution of a Definitive Agreement to merge Keystone into Firstbank. Keystone has assets of $151 million and four full service offices serving Kalamazoo and Portage. Firstbank is a five bank holding company with total assets of $814 million and 35 offices serving central and northern Michigan.

Under the terms of the agreement, shareholders of Keystone Financial Corporation will receive one (1) share of Firstbank common stock plus $19.35 in cash for each of the outstanding share of Keystone Financial Corporation common stock. Based upon the closing price of Firstbank shares on May 11, 2005 of $25.15, the transaction has a value of $44.50 for each Keystone share, and an approximate aggregate value of $26,572,000. The merger is expected to be accretive to earnings per share in the first full year of operations, is expected to be completed during the fourth quarter of 2005, and is subject to approval by Keystone shareholders, regulatory approval and other customary closing conditions.

Upon completion of the merger, Keystone Community Bank will continue to operate as a separately chartered community bank serving the Kalamazoo community. Ford Kieft will continue as Chairman of Keystone Community Bank, Mr. Thomas O. Schlueter, presently Executive Vice President and Chief Operating Officer, will become President and Chief Executive Officer of Keystone Community Bank, and the 8 member board of directors will remain intact. Additionally, the Keystone Community Bank board will nominate a Kalamazoo director to serve on the board of directors of Firstbank.

Commenting on the transaction Mr. Kieft stated, “We were presented with a very unique opportunity to accelerate our independent growth in southwest Michigan, strengthen our core group of products and services and monetize our shareholders investment with a superior return. Based on these and other factors, our Board of Directors has unanimously endorsed the merger.” Kieft continued, “Firstbank has a demonstrated record of community banking and all of us at Keystone are pleased to be joining their organization. They have an established network of banks that serve their respective communities with local decision makers who share a strong commitment to community involvement, much like we do at Keystone. Keystone Community Bank has developed a niche as Kalamazoo’s only true community banking organization, which will be enhanced by our affiliation with Firstbank.”

Mr. Schlueter added, “We look forward to offering additional banking services and financing capability to our growing customer base and having enhanced resources available to expand our presence in Kalamazoo/Portage and throughout southwest Michigan. Additionally, I am pleased to announce that Senior Vice President Darin R. Caranci, will play a key role in leading the development of our retail franchise in this region. We are confident this expansion will be the engine that will drive new job creation.”

Mr.     Sullivan stated, “Keystone Community Bank has established a record of success since it was founded 8 years ago, and will be a great addition to our family of banks. Mr. Kieft has assembled an outstanding management team, with exceptionally strong commercial lending skills. We hope to accelerate Keystone’s recent branch development strategy, and are certain that our company’s strength in originating and servicing residential mortgage loans will complement those efforts. We believe that Firstbank and Keystone share a similar corporate culture and are confident that our affiliation will benefit all of our shareholders, customers, and local communities.”

A detailed investor presentation is available for viewing on Firstbank Corporation’s website. www.firstbankmi.com

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $814 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; and Firstbank – St. Johns. Other corporate affiliates include 1st. Armored, Inc.; 1st. Title Agency, Inc.; Gladwin Land Company, Inc.; and C.A. Hanes Realty, Inc. Investment services are available through affiliations with Citizens Bank Wealth Management, MML Investors Services, Inc., and Raymond James Financial Services, Inc.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,”“potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, the expected closing date and expected growth in the number of branches. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.